Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
THIRD QUARTER 2007
(Dollars in millions, except per share amounts, unless otherwise stated)

This Supplemental Financial Information release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (the “Merger Agreement”) for the buyer group (the “Buyer Group”) led by J.C. Flowers & Co. (“J.C. Flowers”), Bank of America (NYSE:BAC) and JPMorgan Chase (NYSE:JPM) to acquire (the “Merger”) SLM Corporation, more commonly known as Sallie Mae, and its subsidiaries (collectively, “the Company”); the outcome of any legal proceedings that may be instituted by us or against us and others relating to the Merger Agreement; the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger; the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; the effect of the announcement of the Merger on our customer relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; increased costs, fees, expenses or other charges related to the interim asset-backed commercial paper facilities extended by Bank of America and JPMorgan Chase for use during the period between executing the Merger Agreement and the closing of the Merger, including any potential foreclosure on the student loans under those facilities following their termination; if the Merger Agreement is terminated, increased financing costs and more limited liquidity; changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”) or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. In addition, a larger than expected increase in third party consolidations of our FFELP loans could materially adversely affect our results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; a significant decrease in our common stock price, which may result in counterparties terminating equity forward positions with us, which, in turn, could have a materially dilutive effect on our common stock; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Definitions for capitalized terms in this document can be found in the Company’s 2006 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2007.

Certain reclassifications have been made to the balances as of and for the quarter and nine months ended September 30, 2006, to be consistent with classifications adopted for the quarter ended September 30, 2007.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

Three Months Ended September 30, 2007 Compared to Three Months Ended June 30, 2007

For the three months ended September 30, 2007, our net loss was $344 million, or $.85 diluted loss per share, compared to net income of $966 million, or $1.03 diluted earnings per share for the three months ended June 30, 2007. The effective tax rate for those periods was (33) percent and 10 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which are marked to market through earnings under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Pre-tax income decreased by $1.3 billion versus the prior quarter primarily due to a $1.3 billion increase in net losses on derivative and hedging activities, which was mostly comprised of unrealized losses on our equity forward contracts. Gains (losses) on derivative and hedging activities were ($487) million in the third quarter of 2007 compared to $822 million in the prior quarter.

There were no gains on student loan securitizations in either period because we did not complete any off-balance sheet securitizations. In the third quarter of 2007, our servicing and securitization revenue decreased by $104 million from $133 million in the second quarter of 2007 to $29 million in the third quarter of 2007. This decrease was primarily due to a $55 million increase in impairment losses and to a $40 million increase in the unrealized fair value loss adjustment related to a portion of our Retained Interests that we account for under SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” whereby we carry the Retained Interest at fair value and record changes to fair value through earnings. Both of these changes were primarily a result of FFELP Stafford consolidation activity, Private Education Loan consolidation activity and the timing of expected default activity.

Net interest income after provisions for loan losses increased by $48 million in the third quarter versus the second quarter. This increase was due to a $42 million increase in net interest income, as well as a $6 million decrease in provisions for loan losses. The increase in net interest income was primarily due to an increase of $10 billion in the average balance of on-balance sheet interest earning assets and to an increase in the student loan spread, including the impact of Wholesale Consolidation Loans (see “NET INTEREST INCOME — Student Loan Spread Analysis — On-Balance Sheet”). The third quarter 2007 FFELP provision for loan losses included an additional non-recurring amount of $30 million that reflected the repeal of the Exceptional Performer program due to the passage of the College Cost Reduction and Access Act of 2007 on September 27, 2007, which resulted in a higher Risk Sharing percentage for the Company (see “RECENT DEVELOPMENTS — Other Developments — Exceptional Performer”). Offsetting the increase in our FFELP provision for loan losses was a decrease in the provision expense associated with our Private Education Loan portfolio (see “LENDING SEGMENT — Allowance for Private Education Loan Losses”).

In the third quarter of 2007, fee and other income and collections revenue totaled $282 million, a slight increase from $277 million in the prior quarter. Operating expenses decreased by $43 million from $399 million in the second quarter of 2007 to $356 million in the third quarter of 2007. This decrease in operating expenses was primarily due to a $33 million reduction in Merger-related expenses from $37 million in the second quarter to $4 million in the third quarter.

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

For the three months ended September 30, 2007, our net loss was $344 million, or $.85 diluted loss per share, compared to net income of $263 million, or $.60 diluted earnings per share, for the three months ended September 30, 2006. The effective tax rate in those periods was (33) percent and 43 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on our equity forward contracts as discussed above. Pre-tax income decreased by $727 million versus the year-ago quarter, primarily due to a $356 million increase in net losses on derivative and hedging activities, which was comprised primarily of unrealized losses on our equity forward contracts. Gains (losses) on derivative and hedging activities were ($487) million in the third quarter of 2007 compared to ($131) million in the year-ago quarter.

In the third quarter of 2007, we did not complete an off-balance sheet securitization and as a result we did not recognize any securitization gains compared to a $201 million pre-tax securitization gain recognized in the year-ago quarter. In the third quarter of 2007, servicing and securitization income was $29 million, a $158 million decrease over the year-ago quarter. This decrease was primarily due to an $86 million increase in impairment losses and to a $62 million increase in the unrealized fair value loss adjustment related to a portion of our Retained Interests, as discussed above. Both of these changes were primarily a result of FFELP Stafford consolidation activity, Private Education Loan consolidation activity and the timing of expected default activity.

Net interest income after provisions for loan losses increased by $28 million versus the third quarter of 2006. The increase was due to the $103 million increase in net interest income, offset by a $76 million increase in the provisions for loan losses. The increase in net interest income was primarily due to an increase of $35 billion in the average balance of on-balance sheet interest earning assets, offset by a decrease in the student loan spread, including the impact of Wholesale Consolidation Loans (see “NET INTEREST INCOME — Student Loan Spread Analysis — On-Balance Sheet”). The provisions for Private Education Loan losses and FFELP loan losses increased by $42 million and $34 million, respectively, versus the year-ago quarter. The increase in the provision for Private Education Loan losses was primarily due to a further seasoning and mix of the portfolio and an increase in delinquencies and charge-offs related in part to operational challenges encountered from a call center move (see “LENDING SEGMENT — Allowance for Private Education Loan Losses”). The increase in the provision for FFELP loan losses was primarily due to the repeal of the Exceptional Performer program as discussed above (see “RECENT DEVELOPMENTS — Other Developments — Exceptional Performer”).

Fee and other income and collections revenue decreased $26 million from $307 million in the third quarter of 2006 to $281 million in the third quarter of 2007. This decrease was primarily due to legislative changes in the federal regulations governing the rehabilitated FFELP loan policy in the third quarter of 2006 that resulted in a one-time acceleration of revenue recognized in the third quarter of 2006. Operating expenses of $356 million for the third quarter of 2007 remained relatively consistent compared to $354 million for the third quarter of 2006.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

For the nine months ended September 30, 2007, our net income decreased by 35 percent to $739 million ($1.69 diluted earnings per share) from net income of $1.1 billion ($2.56 diluted earnings per share) in the year-ago period. The effective tax rate in those periods was 40 percent and 39 percent, respectively. Pre-tax income decreased by $625 million versus the nine months ended September 30, 2006, primarily due to a $535 million decrease in gains on student loan securitizations. The securitization gains in the first nine months of 2007 were the result of one Private Education Loan securitization that had a pre-tax gain of $367 million or 18.4 percent of the amount securitized. In the year-ago period, there were three Private Education Loan securitizations that had total pre-tax gains of $830 million or 16.3 percent of the amount securitized.

In the first nine months of 2007, servicing and securitization income was $414 million, a $45 million increase over the nine months ended September 30, 2006. This increase can primarily be attributed to the increase of higher yielding Private Education Loan Residual Interests as a percentage of the total Residual Interest.

For the nine months ended September 30, 2007, net losses on derivative and hedging activities were $23 million, a decrease of $72 million from the net losses of $95 million in the year-ago period. The change in net losses was not caused by any significant changes of specific derivative and hedging relationships, but was generally due to changes in the fair value of derivatives that were non-qualifying hedges.

Net interest income after provisions for loan losses decreased by $74 million versus the nine months ended September 30, 2006. The decrease was due to the year-over-year increase in the provision for loan losses of $246 million, which offset the year-over-year $172 million increase in net interest income. The increase in net interest income was primarily due to an increase of $28 billion in the average balance of on-balance sheet interest earning assets offset by a decrease in the student loan spread, including the impact of

Wholesale Consolidation Loans (see “NET INTEREST INCOME — Student Loan Spread Analysis — On-Balance Sheet”). The provisions for Private Education Loan losses and FFELP loan losses increased by $205 million and $40 million, respectively. The increase in the provision for Private Education Loan losses was primarily due to a further seasoning and mix of the portfolio and an increase in delinquencies and charge-offs related in part to operational challenges encountered from a call center move (see “LENDING SEGMENT — Allowance for Private Education Loan Losses”). The increase in the provision for FFELP loan losses was primarily due to the repeal of the Exceptional Performer program as discussed above (see “RECENT DEVELOPMENTS — Other Developments — Exceptional Performer”).

Fee and other income and collections revenue increased $27 million from $820 million for the nine months ended September 30, 2006 to $847 million for the nine months ended September 30, 2007. Operating expenses increased by $117 million year-over-year. This increase in operating expenses was primarily due to $42 million in Merger-related expenses incurred in 2007 and Upromise costs of $65 million in 2007 versus $8 million in 2006 due to the Upromise acquisition occurring in August 2006.

EARNINGS RELEASE SUMMARY

The following table summarizes GAAP income statement items related to the pending Merger and recent legislation (see “RECENT DEVELOPMENTS”) that are disclosed separately in the Company’s press releases of earnings for the quarters ended September 30, 2007 and June 30, 2007, and for the nine months ended September 30, 2007.

			Nine months
	Quarters ended		ended
	September 30,	June 30,	September 30,
(in thousands)	2007	2007	2007

Reported net income (loss)	$(343,760)	$966,471	$738,864
Preferred stock dividends	(9,274)	(9,156)	(27,523)

Reported net income (loss) attributable to common stock	(353,034)	957,315	711,341
Expense items disclosed separately (tax effected):
Impact to FFELP provision for loan losses due to legislative changes	18,748	—	18,748
Merger-related financing fees(1)	10,791	8,839	19,630
Merger-related professional fees and other costs	2,580	23,275	26,170

Total expense items disclosed separately (tax effected)	32,119	32,114	64,548

Net income (loss) attributable to common stock excluding the impact of items disclosed separately	(320,915)	989,429	775,889
Adjusted for debt expense of Co-Cos, net of tax(2)	—	17,679	—
Adjusted for non-taxable unrealized gains on equity forwards(3)	—	(507,072)	—

Net income (loss) attributable to common stock, adjusted	$(320,915)	$500,036	$775,889

Average common and common equivalent shares outstanding(2)(3)	412,944	452,406	420,305

(1)	Merger-related financing fees or “Interim ABCP Facility fees” are the commitment and liquidity fees related to a new financing facility in connection with the pending Merger.

(2)	There is no impact on diluted earnings per common share for the three and nine months ended September 30, 2007 because the effect of assumed conversion was anti-dilutive; the Co-Cos were called at par on July 25, 2007.

(3)	The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

The following table summarizes “Core Earnings” income statement items related to the pending Merger and recent legislation (see “RECENT DEVELOPMENTS”) that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended September, 30, 2007 and June 30, 2007, and for the nine months ended September 30, 2007.

			Nine months
	Quarters ended		ended
	September 30,	June 30,	September 30,
(in thousands)	2007	2007	2007

“Core Earnings” net income	$258,687	$188,998	$698,893
Preferred stock dividends	(9,274)	(9,156)	(27,523)

“Core Earnings” net income attributable to common stock	249,413	179,842	671,370
Expense items disclosed separately (tax effected):
Impact to FFELP provision for loan losses due to legislative changes	27,726	—	27,726
Merger-related financing fees(1)	10,791	8,839	19,630
Merger-related professional fees and other costs	2,580	23,275	26,170

Total expense items disclosed separately (tax effected)	41,097	32,114	73,526

“Core Earnings” net income attributable to common stock excluding the impact of items disclosed separately	290,510	211,956	744,896
Adjusted for debt expense of Co-Cos, net of tax(2)	4,662	—	—

“Core Earnings” net income attributable to common stock, adjusted	$295,172	$211,956	$744,896

Average common and common equivalent shares outstanding(2)(3)	431,750	422,094	424,771

(1)	Merger-related financing fees or “Interim ABCP Facility fees” are the commitment and liquidity fees related to a new financing facility in connection with the pending Merger.

(2)	There is no impact on diluted earnings per common share for the second quarter of 2007 and the nine months ended September 30, 2007, because the effect of assumed conversion was anti-dilutive; the Co-Cos were called at par on July 25, 2007

(3)	The difference in common stock equivalent shares outstanding between GAAP and “Core Earnings” is caused by the effect of unrealized gains and losses on equity forward contracts on the GAAP calculation. These unrealized gains and losses are excluded from “Core Earnings.”

BUSINESS SEGMENTS

The results of operations of the Company’s Lending, Asset Performance Group (“APG”), formerly known as Debt Management Operations (“DMO”), and Corporate and Other business segments are presented below.

The Lending business segment section includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The APG operating segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$729	$719	$702	$2,143	$2,070
FFELP Consolidation Loans	1,445	1,391	1,242	4,167	3,385
Private Education Loans	753	692	558	2,104	1,472
Other loans	26	27	24	80	71
Cash and investments	251	182	207	595	507

Total “Core Earnings” interest income	3,204	3,011	2,733	9,089	7,505
Total “Core Earnings” interest expense	2,534	2,371	2,124	7,125	5,687

Net “Core Earnings” interest income	670	640	609	1,964	1,818
Less: provisions for losses	200	247	80	644	215

Net “Core Earnings” interest income after provisions for losses	470	393	529	1,320	1,603
Other income	46	59	46	150	138
Operating expenses	164	182	156	517	481

Income before income taxes and minority interest in net earnings of subsidiaries	352	270	419	953	1,260
Income tax expense	130	100	155	352	466

“Core Earnings” net income	$222	$170	$264	$601	$794

Net Interest Income

The changes in net interest income are primarily due to fluctuations in the student loan spread discussed below, as well as the growth of our student loan portfolio and the level of cash and investments we may hold on our balance sheet for liquidity purposes. In connection with the Merger Agreement, we increased our liquidity portfolio to higher than historical levels. The liquidity portfolio has a negative net interest margin, so the increase in this portfolio reduced net interest income by $8 million for the third quarter of 2007.

Student Loan Spread Analysis — On-Balance Sheet

The following table analyzes the reported earnings from student loans on-balance sheet, before provision and before the effect of Wholesale Consolidation Loans.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Student loan spread, before Interim ABCP Facility Fees	1.69%	1.61%	1.60%	1.67%	1.72%
Interim ABCP Facility Fees	(.06)	(.05)	—	(.04)	—

Student loan spread(1)	1.63%	1.56%	1.60%	1.63%	1.72%

(1) Student loan spread after the impact of Wholesale Consolidation Loans	1.53%	1.47%	1.59%	1.54%	1.72%

Student Loan Spread Analysis — “Core Earnings” Basis

The following table reflects the “Core Earnings” basis student loan spreads by product, before provision and before the effect of Wholesale Consolidation Loans.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

FFELP Loan Spread, before Interim ABCP Facility Fees	1.02%	1.06%	1.17%	1.06%	1.28%
Private Education Loan Spread, before Interim ABCP Facility Fees(1)	5.43	5.26	5.25	5.33	5.08

“Core Earnings” basis student loan spread, before Interim ABCP Facility Fees	1.81	1.79	1.80	1.81	1.84
Interim ABCP Facility Fees	(.04)	(.04)	—	(.03)	—

“Core Earnings” basis student loan spread(2)	1.77%	1.75%	1.80%	1.78%	1.84%

(1) Private Education Loan Spread, before Interim ABCP Facility Fees and after provision for losses	3.29%	1.53%	3.83%	2.33%	3.70%

(2) “Core Earnings” basis student loan spread after the impact of Wholesale Consolidation Loans	1.69%	1.68%	1.79%	1.71%	1.84%

The Company’s “Core Earnings” basis student loan spread before Interim ABCP Facility Fees and the impact of Wholesale Consolidation Loans remained relatively consistent over all periods presented above. The primary drivers of changes in the spread are changes in portfolio composition, Borrower Benefits, premium amortization, and cost of funds. The FFELP loan spread declined over all periods presented above as the mix of the FFELP portfolio shifted toward the lower yielding Consolidation Loan product. The Private Education Loan spreads before provision continued to increase due primarily to a change in the mix of the portfolio to more direct-to-consumer loans (Tuition Answersm loans). The changes in the Private Education Loan spreads after provision for all periods was primarily due to the timing and amount of provision associated with our allowance for Private Education Loan Losses as discussed below in “Private Education Loans — Allowance for Private Education Loan Losses.”

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006 and for the nine months ended September 30, 2007 and 2006.

	Activity in allowance for private education loans
	On-balance sheet			Off-balance sheet			Managed basis
	Quarters ended			Quarters ended			Quarters ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2007	2007	2006	2007	2007	2006	2007	2007	2006

Allowance at beginning of period	$428	$369	$252	$183	$116	$92	$611	$485	$344
Provision for Private Education Loan losses	100	139	58	44	95	14	144	234	72
Charge-offs	(82)	(88)	(37)	(28)	(28)	(10)	(110)	(116)	(47)
Recoveries	8	8	6	—	—	—	8	8	6

Net charge-offs	(74)	(80)	(31)	(28)	(28)	(10)	(102)	(108)	(41)

Balance before securitization of Private Education Loans	454	428	279	199	183	96	653	611	375
Reduction for securitization of Private Education Loans	—	—	(4)	—	—	4	—	—	—

Allowance at end of period	$454	$428	$275	$199	$183	$100	$653	$611	$375

Net charge-offs as a percentage of average loans in repayment (annualized)	5.12%	6.19%	3.19%	1.60%	1.53%	.68%	3.16%	3.50%	1.70%
Allowance as a percentage of the ending total loan balance	3.21%	3.74%	3.24%	1.43%	1.29%	.77%	2.33%	2.38%	1.74%
Allowance as a percentage of ending loans in repayment	7.70%	7.79%	6.91%	2.88%	2.50%	1.79%	5.10%	4.76%	3.92%
Average coverage of net charge-offs (annualized)	1.56	1.33	2.22	1.74	1.69	2.62	1.61	1.42	2.32
Average total loans	$12,706	$10,917	$8,079	$13,978	$14,224	$12,130	$26,684	$25,141	$20,209
Ending total loans	$14,130	$11,442	$8,497	$13,942	$14,231	$13,079	$28,072	$25,673	$21,576
Average loans in repayment	$5,696	$5,182	$3,879	$7,124	$7,091	$5,667	$12,820	$12,273	$9,546
Ending loans in repayment	$5,896	$5,496	$3,980	$6,903	$7,344	$5,603	$12,799	$12,840	$9,583

	Activity in allowance for private education loan losses
	On-balance sheet		Off-balance sheet		Managed basis
	Nine months ended		Nine months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006	2007	2006

Allowance at beginning of period	$308	$204	$86	$78	$394	$282
Provision for Private Education Loan losses	380	175	186	19	566	194
Charge-offs	(251)	(105)	(79)	(14)	(330)	(119)
Recoveries	23	18	—	—	23	18

Net charge-offs	(228)	(87)	(79)	(14)	(307)	(101)

Balance before securitization of Private Education Loans	460	292	193	83	653	375
Reduction for securitization of Private Education Loans	(6)	(17)	6	17	—	—

Allowance at end of period	$454	$275	$199	$100	$653	$375

Net charge-offs as a percentage of average loans in repayment (annualized)	5.69%	3.06%	1.53%	.36%	3.36%	1.51%
Allowance as a percentage of the ending total loan balance	3.21%	3.24%	1.43%	.77%	2.33%	1.74%
Allowance as a percentage of ending loans in repayment	7.70%	6.91%	2.88%	1.79%	5.10%	3.92%
Average coverage of net charge-offs (annualized)	1.49	2.35	1.89	5.44	1.59	2.77
Average total loans	$11,664	$8,348	$13,646	$10,530	$25,310	$18,878
Ending total loans	$14,130	$8,497	$13,942	$13,079	$28,072	$21,576
Average loans in repayment	$5,373	$3,821	$6,847	$5,127	$12,221	$8,948
Ending loans in repayment	$5,896	$3,980	$6,903	$5,603	$12,799	$9,583

Toward the end of 2006 and through mid-2007, we experienced lower pre-default collections, resulting in increased levels of charge-off activity in our Private Education Loan portfolio. As this portfolio seasons and due to shifts in its mix and certain economic factors, we expected and have seen charge-off rates increase from the historically low levels experienced in the prior years. Additionally, the increase was significantly impacted by other factors. In the second half of 2006, we relocated responsibility for certain Private Education Loan collections from our Nevada call center to a new call center in Indiana. This transfer presented us with unexpected operational challenges that resulted in lower collections that have negatively impacted the Private Education Loan portfolio. In addition, in late 2006, APG also revised certain procedures, including its use of forbearance, to better optimize our long-term collection strategies. These developments have resulted in increased later stage delinquency levels and associated higher charge-offs.

We have been aggressively remediating these issues, including transferring experienced collection personnel to the new call center and conducting extensive training and monitoring. Beginning in mid-2007, APG also instituted more precise analytic collection strategies and new systematic enhancements to better manage the challenges posed by the volume, seasoning and shift in the portfolio mix. Due to the remedial actions in place, we anticipate the negative trends caused by the operational difficulties will improve over the remainder of 2007 and 2008.

The anticipated level of delinquency and net charge-offs into 2008 is reflected in higher loss provision for the nine months ended September 30, 2007. The higher provisioning occurred predominantly in the first and second quarters of 2007 using increased projected default rates which stabilized in the third quarter of 2007.

Through our status-based allowance methodology, the provision is correlated to both the current level of delinquency in the portfolio and the expected rate of charge-off associated with each repayment status category. The gross charge-off rates are reduced by the expected life-of-loan recoveries anticipated on the charged-off portfolio to arrive at a net charge-off expectation.

Private Education Loan Delinquencies

The tables below present our Private Education Loan delinquency trends as of September 30, 2007, June 30, 2007, and September 30, 2006.

	On-balance sheet private education
	loan delinquencies
	September 30,		June 30,		September 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$7,966		$5,789		$4,497
Loans in forbearance(2)	701		544		341
Loans in repayment and percentage of each status:
Loans current	5,186	88.0%	4,873	88.7%	3,462	87.0%
Loans delinquent 31-60 days(3)	275	4.7	243	4.4	209	5.3
Loans delinquent 61-90 days(3)	156	2.6	131	2.4	121	3.0
Loans delinquent greater than 90 days(3)	279	4.7	249	4.5	188	4.7

Total Private Education Loans in repayment	5,896	100%	5,496	100%	3,980	100%

Total Private Education Loans, gross	14,563		11,829		8,818
Private Education Loan unamortized discount	(433)		(387)		(321)

Total Private Education Loans	14,130		11,442		8,497
Private Education Loan allowance for losses	(454)		(428)		(275)

Private Education Loans, net	$13,676		$11,014		$8,222

Percentage of Private Education Loans in repayment	40.5%		46.5%		45.1%

Delinquencies as a percentage of Private Education Loans in repayment	12.0%		11.3%		13.0%

Loans in forbearance as a percentage of loans in repayment and forbearance	10.6%		9.0%		7.9%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Off-balance sheet private education
	Loan delinquencies
	September 30,		June 30,		September 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$6,126		$6,136		$6,861
Loans in forbearance(2)	1,251		1,093		901
Loans in repayment and percentage of each status:
Loans current	6,524	94.5%	7,002	95.3%	5,281	94.3%
Loans delinquent 31-60 days(3)	192	2.8	196	2.7	164	2.9
Loans delinquent 61-90 days(3)	71	1.0	66	.9	68	1.2
Loans delinquent greater than 90 days(3)	116	1.7	80	1.1	90	1.6

Total Private Education Loans in repayment	6,903	100%	7,344	100%	5,603	100%

Total Private Education Loans, gross	14,280		14,573		13,365
Private Education Loan unamortized discount	(338)		(342)		(286)

Total Private Education Loans	13,942		14,231		13,079
Private Education Loan allowance for losses	(199)		(183)		(100)

Private Education Loans, net	$13,743		$14,048		$12,979

Percentage of Private Education Loans in repayment	48.3%		50.4%		41.9%

Delinquencies as a percentage of Private Education Loans in repayment	5.5%		4.7%		5.7%

Loans in forbearance as a percentage of loans in repayment and forbearance	15.3%		13.0%		13.9%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed basis private education
	Loan delinquencies
	September 30,		June 30,		September 30,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$14,092		$11,925		$11,358
Loans in forbearance(2)	1,952		1,637		1,242
Loans in repayment and percentage of each status:
Loans current	11,710	91.5%	11,875	92.5%	8,743	91.2%
Loans delinquent 31-60 days(3)	467	3.6	439	3.4	373	3.9
Loans delinquent 61-90 days(3)	227	1.8	197	1.5	189	2.0
Loans delinquent greater than 90 days(3)	395	3.1	329	2.6	278	2.9

Total Private Education Loans in repayment	12,799	100%	12,840	100%	9,583	100%

Total Private Education Loans, gross	28,843		26,402		22,183
Private Education Loan unamortized discount	(771)		(729)		(607)

Total Private Education Loans	28,072		25,673		21,576
Private Education Loan allowance for losses	(653)		(611)		(375)

Private Education Loans, net	$27,419		$25,062		$21,201

Percentage of Private Education Loans in repayment	44.4%		48.6%		43.2%

Delinquencies as a percentage of Private Education Loans in repayment	8.5%		7.5%		8.8%

Loans in forbearance as a percentage of loans in repayment and forbearance	13.2%		11.3%		11.5%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance policies were tightened in late 2006 and no additional policy changes have taken place to date. The increase in use of forbearance is attributed to improved borrower contact procedures and current economic conditions. Forbearance continues to be a positive collection tool for Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. Loans in forbearance are reserved commensurate with the default expectation of this specific loan status.

Total Provisions for Loan Losses

The following tables summarize the total loan provisions on both an on-balance sheet basis and a Managed Basis for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006 and for the nine months ended September 30, 2007 and 2006.

Total on-balance sheet loan provisions

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Private Education Loans	$100	$139	$58	$380	$175
FFELP Stafford and Other Student Loans	38	6	3	49	9
Mortgage and consumer loans	5	3	6	12	11

Total on-balance sheet provisions for loan losses	$143	$148	$67	$441	$195

Total Managed Basis loan provisions

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Private Education Loans	$144	$234	$72	$566	$194
FFELP Stafford and Other Student Loans	51	10	2	69	12
Mortgage and consumer loans	5	3	6	9	9

Total Managed Basis provisions for loan losses	$200	$247	$80	$644	$215

The third quarter 2007 FFELP provision included $30 million and $44 million for on-balance sheet and Managed student loans, respectively, related to the repeal of the Exceptional Performer program (and the resulting increase in our Risk Sharing percentage) due to the passage of the College Cost Reduction and Access Act of 2007 on September 27, 2007 (see “RECENT DEVELOPMENTS — Other Developments — Exceptional Performer”). These amounts are additional, non-recurring provision expenses required to cumulatively increase the allowance for loan losses for the increase in the Company’s Risk Sharing percentage related to the Company’s loans as of September 30, 2007.

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006 and for the nine months ended September 30, 2007 and 2006.

Total on-balance sheet loan net charge-offs

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Private Education Loans	$74	$80	$31	$228	$87
FFELP Stafford and Other Student Loans	4	5	1	13	3
Mortgage and consumer loans	3	3	1	7	4

Total on-balance sheet loan net charge-offs	$81	$88	$33	$248	$94

Total Managed loan net charge-offs

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Private Education Loans	$102	$108	$41	$307	$101
FFELP Stafford and Other Student Loans	7	9	1	24	3
Mortgage and consumer loans	3	3	1	7	4

Total Managed loan net charge-offs	$112	$120	$43	$338	$108

The increase in net charge-offs on FFELP Stafford and Other student loans for the nine months ended September 30, 2007 versus the nine months ended September 30, 2006 was the result of a legislative change in 2006 which lowered the federal guaranty on claims filed to 99 percent from 100 percent. See “LENDING BUSINESS SEGMENT — Allowance for Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006, and for the nine months ended September 30, 2007 and 2006.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Late fees	$34	$32	$29	$101	$86
Gains on sales of mortgages and other loan fees	2	4	5	10	12
Gains on sales of student loans	2	19	—	21	—
Other	8	4	12	18	40

Total other income	$46	$59	$46	$150	$138

The Company periodically sells student loans. The timing and amount of loan sales impacts the amount of recognized gains on sales of student loans. In the second quarter of 2007, we sold $770 million of FFELP Stafford and Consolidation student loans, the majority of which were serviced by third parties. The decrease in the “Other” category versus the prior year is due to the shift of origination volume to Sallie Mae Bank. Prior to this shift, we earned servicing fees for originated Private Education Loans on behalf of third party lenders prior to our acquisition of those loans. This revenue stream has been more than offset by capturing the net interest income earned by acquiring these loans earlier.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006, operating expenses for the Lending business segment also included $4 million, $13 million, and $8 million, respectively, of stock option compensation expense and for each of the nine months ended September 30, 2007 and 2006, included $26 million of stock option compensation expense.

Preferred Channel Originations

We originated $8.9 billion in student loan volume through our Preferred Channel in the quarter ended September 30, 2007 versus $3.6 billion in the quarter ended June 30, 2007 and $7.8 billion in the quarter ended September 30, 2006.

For the quarter ended September 30, 2007, our internal lending brands grew 25 percent over the year-ago quarter, and comprised 65 percent of our Preferred Channel Originations, up from 59 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 93 percent of our Preferred Channel Originations for the current quarter, versus 87 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 20 percent over the year-ago quarter.

The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Preferred Channel Originations — Type of Loan
Stafford	$4,977	$2,125	$4,257	$11,703	$10,559
PLUS	820	204	856	1,944	2,087
GradPLUS	262	89	144	479	144

Total FFELP	6,059	2,418	5,257	14,126	12,790
Private Education Loans	2,793	1,175	2,574	6,331	5,829

Total	$8,852	$3,593	$7,831	$20,457	$18,619

	Quarters ended
	September 30,			June 30,			September 30,
	2007			2007			2006
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$3,201	$2,560	$5,761	$1,317	$1,126	$2,443	$2,402	$2,223	$4,625
Other lender partners	2,255	190	2,445	840	35	875	1,962	262	2,224

Total before JPMorgan Chase	5,456	2,750	8,206	2,157	1,161	3,318	4,364	2,485	6,849
JPMorgan Chase	603	43	646	261	14	275	893	89	982

Total	$6,059	$2,793	$8,852	$2,418	$1,175	$3,593	$5,257	$2,574	$7,831

	Nine months ended
	September 30,			September 30,
	2007			2006
	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$7,236	$5,769	$13,005	$5,257	$4,680	$9,937
Other lender partners	5,146	433	5,579	4,685	763	5,448

Total before JPMorgan Chase	12,382	6,202	18,584	9,942	5,443	15,385
JPMorgan Chase	1,744	129	1,873	2,848	386	3,234

Total	$14,126	$6,331	$20,457	$12,790	$5,829	$18,619

ASSET PERFORMANCE GROUP (“APG”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our APG business segment.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Fee income	$76	$80	$122	$244	$304
Collections revenue	53	77	58	196	182

Total other income	129	157	180	440	486
Operating expenses	94	96	91	284	266
Net interest expense	7	7	6	20	17

Income before income taxes and minority interest in net earnings of subsidiaries	28	54	83	136	203
Income tax expense	11	20	31	51	75

Income before minority interest in net earnings of subsidiaries	17	34	52	85	128
Minority interest in net earnings of subsidiaries	—	1	1	2	4

“Core Earnings” net income	$17	$33	$51	$83	$124

The decrease in fee income for the third quarter of 2007 versus the year-ago quarter was primarily due to a legislative change in July 2006 governing the rehabilitated loan policy which reduced the number of consecutive payments to qualify for a loan rehabilitation from twelve months to nine months. This accelerated process added approximately $30 million of incremental revenue in the third quarter of 2006. To a lesser extent, the third quarter of 2007 was negatively impacted by a lower rate earned on consolidating defaulted loans due to legislative changes in 2006 as well as lower performance in default prevention.

The decrease in collections revenue for the third quarter of 2007 versus the prior and year-ago quarter was primarily due to the seasonality of collections (compared to the prior quarter only) and the write-downs of certain purchased paper portfolios. Declines in real estate values and the general economic uncertainty as well as lengthening the assumed lifetime collection period have resulted in write-downs related to the mortgage purchased paper portfolio. Specifically, the mortgage purchased paper portfolio had impairments of $11 million (which equals approximately 1 percent of the carry value of these portfolios) in the third quarter of 2007 compared to impairments of $2 million in the second quarter of 2007. General economic uncertainty has also resulted in lengthening the assumed lifetime collection period related to the non-mortgage portfolio.

Operating Expenses — APG Business Segment

For the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006, operating expenses for the APG business segment totaled $94 million, $96 million, and $91 million, respectively, and included $2 million, $4 million, and $4 million, respectively, of stock option compensation expense. For the nine months ended September 30, 2007 and September 30, 2006, operating expenses for this segment totaled $284 million and $266 million, respectively, and included $9 million of stock option compensation expense for both periods.

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Net interest income (loss) after provisions for losses	$1	$2	$(1)	$(2)	$(1)

Guarantor servicing fees	46	30	39	115	99
Loan servicing fees	6	5	8	17	23
Upromise	28	26	8	78	8
Other	29	18	25	67	64

Total fee and other income	109	79	80	277	194
Operating expenses	79	104	70	251	178

Income (loss) before income taxes	31	(23)	9	24	15
Income tax expense (benefit)	11	(9)	3	9	6

“Core Earnings” net income (loss)	$20	$(14)	$6	$15	$9

The increase in guarantor servicing fees versus the prior quarter is primarily due to seasonality. The increase in income from Upromise for the three and nine months ended September 30, 2007 from the year ago periods is due to the acquisition of Upromise in August 2006. The $9 million increase in other income for the third quarter of 2007 over the prior quarter is primarily due to a pre-tax gain on the sale of a subsidiary.

USA Funds, the nation’s largest guarantee agency, accounted for 83 percent, 86 percent and 81 percent, respectively, of guarantor servicing fees and 16 percent, 17 percent and 24 percent, respectively, of revenues associated with other products and services for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. The $25 million decrease in operating expenses versus the prior quarter was primarily due to a reduction in Merger-related fees. For the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006, operating expenses for this segment also included $24 million, $21 million, and $8 million, respectively, of expenses related to Upromise, which was acquired in August 2006. Stock option compensation expense included in operating expenses for this segment totaled $2 million, $6 million and $4 million, respectively, for the quarters ended September 30, 2007, June 30, 2007, and September 30, 2006, and totaled $12 million and $13 million, respectively, for the nine months ended September 30, 2007 and 2006.

LIQUIDITY AND CAPITAL RESOURCES

Our primary funding objective is to maintain cost-effective liquidity to fund the growth in our Managed portfolio of student loans. Upon the announcement of the Merger on April 16, 2007, credit spreads on our unsecured debt widened considerably, significantly increasing our cost of accessing the unsecured debt markets. As a result, in the near term, student loan securitizations are expected to be our primary source of cost-effective financing. We have built a highly liquid and deep market for our securitizations. We securitized $20.5 billion in student loans in six transactions in the nine months ended September 30, 2007, compared to $25.6 billion in eleven transactions in the year-ago period. Secured borrowings, including securitizations, ABCP borrowings and indentured trusts, comprised 75 percent of our Managed debt outstanding at September 30, 2007, versus 70 percent at September 30, 2006. On April 30, 2007, in connection with the Merger, we entered into an interim $30 billion asset-backed commercial paper facility, which provided us with significant additional liquidity. The interim ABCP facility matures on the earliest of the Merger closing, the 90-day anniversary of the date of termination of the Merger Agreement or February 15, 2008. We are in substantive discussions with various financing sources concerning the replacement of this facility, should it be necessary. In the third quarter, as with similarly sized financial services companies, adverse conditions in the financial markets increased the Company’s cost of issuance in the term asset-backed securities market, and increased spreads on our existing asset-backed commercial paper financings. Because of this increase in the cost of issuance, the Company has chosen not to issue in the asset-backed market since July 2007. We expect to resume issuance of term asset-backed securities during the fourth quarter of 2007.

The following table details our primary sources of liquidity and the available capacity at September 30, 2007, and December 31, 2006.

	September 30, 2007	December 31, 2006
	Available Capacity	Available Capacity

Sources of primary liquidity:
Unrestricted cash and liquid investments(1)(2)	$11,936	$4,720
Unused commercial paper and bank lines of credit	6,500	6,500
ABCP borrowing capacity	5,758	1,047
Interim ABCP Facility borrowing capacity	4,897	—

Total sources of primary liquidity	29,091	12,267

Sources of stand-by liquidity:
Unencumbered FFELP loans(2)	16,340	28,070

Total sources of primary and stand-by liquidity	$45,431	$40,337

(1)	Excludes $11 million and $365 million of investments pledged as collateral related to certain derivative positions and $93 million and $99 million of other non-liquid investments classified at September 30, 2007 and December 31, 2006, respectively, as cash and investments on our balance sheet in accordance with GAAP.

(2)	Under the terms of the Merger Agreement, certain asset sales require the approval of the Buyer Group prior to the Merger.

We believe our currently unencumbered FFELP loan portfolio provides an excellent source of potential or stand-by liquidity because of the well-developed market for securitizations and whole loan sales of government guaranteed student loans. In addition to the assets listed in the table above, we hold on-balance sheet a number of other unencumbered assets, consisting primarily of Private Education Loans, Retained Interests and other assets. At September 30, 2007, we had a total of $48.3 billion of unencumbered assets, including goodwill and acquired intangibles. On October 2, 2007, the Company received approximately $3.0 billion of cash in exchange for a similar amount of FFELP loans encumbered on September 30, 2007. Upon receipt of this cash, total unencumbered assets was $51.3 billion with no change in overall liquidity in the table above.

The following tables present the ending balances of our Managed borrowings at September 30, 2007, December 31, 2006 and September 30, 2006.

	September 30, 2007			December 31, 2006			September 30, 2006
			Total			Total			Total
	Short	Long	Managed	Short	Long	Managed	Short	Long	Managed
	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings	$7,410	$37,973	$45,383	$3,187	$45,501	$48,688	$3,595	$41,549	$45,144
Indentured trusts (on-balance sheet)	149	2,513	2,662	93	2,852	2,945	75	3,109	3,184
ABCP borrowings (on-balance sheet)	25,103	242	25,345	—	4,953	4,953	—	4,966	4,966
Securitizations (on-balance sheet)	—	65,105	65,105	—	50,147	50,147	—	44,840	44,840
Securitizations (off-balance sheet)	—	43,887	43,887	—	49,865	49,865	—	54,153	54,153
Other	359	—	359	248	—	248	—	—	—

Total	$33,021	$149,720	$182,741	$3,528	$153,318	$156,846	$3,670	$148,617	$152,287

The following table presents the senior unsecured credit ratings assigned by major rating agencies as of September 30, 2007. Each of the Company’s debt ratings are under review with negative implications due to the pending Merger.

	S&P	Moody’s	Fitch

Short-term unsecured debt	A-2	P-2	F3
Long-term senior unsecured debt	BBB+	Baa1	BBB

RECENT DEVELOPMENTS

Legislative Developments

On September 27, 2007, the President signed into law the College Cost Reduction and Access Act of 2007 (“the Act”), legislation that cuts funding for the FFELP program by $20 billion over the next five years as estimated by the Congressional Budget Office and will impact our business. The Act:

•	Reduces special allowance payments to for-profit lenders and not-for-profit lenders for both Stafford and Consolidation Loans disbursed after October 2, 2007 by 0.55 percentage points and .40 percentage points, respectively;

•	Reduces special allowance payments to for-profit lenders and not-for-profit lenders for PLUS loans by 0.85 percentage points and 0.70 percentage points, respectively;

•	Doubles lender origination fees on all loan types, from 0.5 percent to 1.0 percent;

•	For loans first disbursed after October 1, 2012, reduces default insurance to 95 percent of the unpaid principal of such loans;

•	Eliminates Exceptional Performer designation (and the monetary benefit associated with it) effective October 1, 2007;

•	Reduces default collections retention by guaranty agencies from 23 percent to 16 percent;

•	Reduces the guaranty agency account maintenance fee from 0.10 percent to 0.06 percent,

•	Requires ED to develop and then implement a pilot auction for participation in the FFELP Parent PLUS loan program, by state, effective July 1, 2009; and

•	Effective October 1, 2007, provides loan forgiveness for all FDLP borrowers, including consolidation borrowers, in certain public service jobs who make 120 monthly payments.

Although the direct effect of the provisions of the Act will be to reduce our margins on FFELP loans, the net effect of the Act could be significantly mitigated by the market share and other opportunities it creates and the steps the Company might take to capitalize on those opportunities.

On October 10, 2007, The House of Representatives passed HR 3056, the Tax Collection Responsibility Act of 2007, by vote of 232 to 173. If enacted, this legislation would repeal the authority of the Internal Revenue Service (the “IRS”) to contract with private collection agencies for certain federal tax collections. The Company’s subsidiary, Pioneer Credit Recovery, is one of two agencies participating in the IRS pilot, testing the use of private collectors in improving federal tax collections.

Merger-Related Developments

On September 26, 2007, J.C. Flowers, on behalf of itself and the Buyer Group, asserted that the Buyer Group believed that the conditions to closing under the Merger Agreement, if the closing were to occur on that day, would not be satisfied as a result of changes in the legislative and economic environment. On October 2, 2007, the Buyer Group again asserted that it believed that, if the conditions to the closing of the Merger were required to be measured on that day, the conditions to the Buyer Group’s obligation to close would not be satisfied, asserted that a “Material Adverse Effect” (as defined in the Merger Agreement) has occurred and made a proposal to acquire the Company at a significantly lower price and upon substantially different terms instead of honoring its obligations under the Merger Agreement. The Company firmly believes that the Buyer Group has no contractual basis to repudiate its obligations under the Merger Agreement and intends to pursue all remedies available to the Company to the fullest extent permitted by law.

On October 8, 2007, the Company filed a lawsuit in Delaware Chancery Court against the Buyer Group, which includes J.C. Flowers & Co., JPMorgan Chase, and Bank of America. The lawsuit seeks a declaration that the Buyer Group has repudiated the Merger Agreement, that no Material Adverse Effect has occurred and that the Company may terminate the agreement and collect the $900 million termination fee.

Other Developments — Exceptional Performer

By a letter dated September 28, 2007, ED informed us that Sallie Mae, Inc. is designated as an Exceptional Performer for the period beginning October 19, 2006. As stated above, the Act eliminates EP designation effective October 1, 2007.

Other Developments — Chae, et al. v. SLM Corporation, et al.

On April 6, 2007, the Company was served with a putative class action suit by several borrowers in federal court in California. The complaint, which was amended on April 12, 2007, alleges violations of California Business & Professions Code 17200, breach of contract, breach of covenant of good faith and fair dealing, violation of consumer legal remedies act and unjust enrichment. The complaint challenges the Company’s FFELP billing practices as they relate to use of the simple daily interest method for calculating interest.

On June 19, 2007, the Company filed a Motion to Dismiss the amended complaint. On September 14, 2007, the court entered an order denying Sallie Mae’s Motion to Dismiss. The court did not comment on the merits of the allegations or the plaintiffs’ case but instead merely determined that the allegations stated a claim sufficient under the Federal Rules of Civil Procedure. On September 17, 2007, the court entered a scheduling order that set July 8, 2008, as the start date for the trial. Discovery has commenced and is scheduled to continue through May 30, 2008. The Company believes these allegations lack merit and will continue to vigorously defend itself in this case. The Company filed an answer on September 28, 2007.